Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 22, 2016, with respect to the financial statements and supplemental schedule included in the Annual Report of Forest City Employer, LLC 401(k) Employee Savings Plan & Trust I (formerly known as Forest City 401(k) Employee Savings Plan & Trust) on Form 11-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statement of Forest City Realty Trust, Inc. (formerly Forest City Enterprises, Inc.) on Form S-8 (File No. 333-173211, as amended).
/s/ Grant Thornton LLP
Cleveland, OH
June 22, 2016